                                     [LOGO]

                        WALKER INTERACTIVE SYSTEMS, INC.
                         303 SECOND STREET, THREE NORTH
                         SAN FRANCISCO, CALIFORNIA 94107

                                                                  April 12, 2001

Dear Stockholder:

         On behalf of Walker Interactive Systems, Inc. (the "Company"), I cordially invite you to attend the Annual Meeting of Stockholders, which will begin at 2:00 p.m. local time on Thursday, May 17, 2001, at the Company's headquarters located at 303 Second Street, Three North, San Francisco, California. At the meeting, stockholders will be asked to (i) elect two individuals to the Company's Board of Directors to serve a three-year term expiring on the date of the Company's 2004 annual meeting of stockholders; (ii) approve the Company's 1992 Employee Stock Purchase Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan from 1,500,000 to 2,250,000, an increase of 750,000 shares; and (iii) ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the next fiscal year. The accompanying Notice and Proxy Statement describe these proposals. We urge you to read this information carefully.

         The directors and officers of the Company hope that as many stockholders as possible will be present at the meeting. Because the vote of each stockholder is important, we ask that you sign and return the enclosed proxy card in the envelope provided, whether or not you now plan to attend the meeting. This will not limit your right to change your vote at the meeting or to attend the meeting.

         We appreciate your cooperation and interest in the Company. To assist us in the preparation for the meeting, please return your proxy card at your earliest convenience.

                                                     Sincerely yours,



                                                     /s/ David C. Wetmore
                                                     ---------------------
                                                     David C. Wetmore
                                                     Chairman of the Board

                                     [LOGO]

                        WALKER INTERACTIVE SYSTEMS, INC.
                         303 SECOND STREET, THREE NORTH
                         SAN FRANCISCO, CALIFORNIA 94107

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON THURSDAY, MAY 17, 2001

TO THE STOCKHOLDERS OF WALKER INTERACTIVE SYSTEMS, INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Walker Interactive Systems, Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 17, 2001 at 2:00 p.m. local time at the Company's headquarters, 303 Second Street, Three North, San Francisco, California for the following purposes:

         1. To elect two directors to hold office until the 2004 Annual Meeting of Stockholders.

         2. To approve the Company's 1992 Employee Stock Purchase Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan from 1,500,000 to 2,250,000 shares, an increase of 750,000 shares.

         3. To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ending December 31, 2001.

         4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         The Board of Directors has fixed the close of business on March 30, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                             By Order of the Board of Directors,



                                             /s/ Stanley V. Vogler
                                             -----------------------
                                             Stanley V. Vogler
                                             Senior Vice President
                                             Chief Financial Officer


San Francisco, California
April 12, 2001

--------------------------------------------------------------------------------
         ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.
--------------------------------------------------------------------------------

                                     [LOGO]
                        WALKER INTERACTIVE SYSTEMS, INC.
                         303 SECOND STREET, THREE NORTH
                         SAN FRANCISCO, CALIFORNIA 94107

                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

                                     GENERAL

         The enclosed proxy is solicited on behalf of the Board of Directors of Walker Interactive Systems, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting"), to be held on Thursday, May 17, 2001, at 2:00 p.m. local time or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's headquarters located at 303 Second Street, Three North, San Francisco, California. The Company intends to mail this proxy statement and accompanying proxy card on or about April 12, 2001 to all stockholders entitled to vote at the Annual Meeting. A copy of the Company's Annual Report for the year ended December 31, 2000 is enclosed with this proxy statement.

SOLICITATION

         The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

         Only holders of record of Common Stock at the close of business on March 30, 2001 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 30, 2001, the Company had outstanding and entitled to vote 14,847,135 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

         All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

         A number of brokers and banks are participating in a program provided through ADP Investor Communications Services that offers telephone and Internet voting options. If your shares are held in an account with a broker or bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at ADP Investor Communications Services' voting Web site (www.proxyvote.com).


                                       3.

REVOCABILITY OF PROXIES

         Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 303 Second Street, Three North, San Francisco, California 94107, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

         Proposals of stockholders that are intended to be presented at the Company's 2002 annual meeting of stockholders must be received by the Company not later than December 13, 2001 in order to be included in the proxy statement and proxy relating to that annual meeting. Pursuant to the Company's Bylaws, stockholders who wish to bring matters before, or propose nominees for director at, the Company's 2002 annual meeting of stockholders that are not to be included in such proxy statement and proxy must provide specified information to the Company not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the 2001 annual meeting (or May 17, 2001). Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

         The Board of Directors is presently composed of five members. There are two directors being nominated for election as Class III Directors. Each of the nominees for election to this class is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve until the 2004 annual meeting and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal.

         Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

         Set forth below is certain biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2004 ANNUAL MEETING

CLASS III DIRECTOR

         Richard C. Alberding, age 70, has served as a director of the Company since October 1992. Mr. Alberding was employed by Hewlett-Packard Co., a computer company, from 1958 until his retirement in June 1991, serving in various positions, most recently as Executive Vice President with responsibility for Hewlett-Packard's Worldwide Marketing, Sales and Support. Mr. Alberding is currently a director of Kennametal, Inc., Sybase, Inc., DMC Stratex Networks, Inc. (formerly Digital Microwave Corp.) and PC-Tel, Inc.


                                       4.

         Frank M. Richardson, age 63, has served as Director and Chief Executive Officer of the Company since October 1999. Prior to joining the Company, Mr. Richardson served as Chief Executive Officer of Firefox, Inc., a provider of network management systems, from November 1992 to July 1996, Chief Executive Officer of Signafy, Inc., a provider of digital watermarking software, from October 1997 to April 1998, and as Chief Executive Officer of Infact Technologies, a provider of knowledge management software, from September 1998 to September 1999.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2002 ANNUAL MEETING

CLASS I DIRECTORS

         David C. Wetmore, age 52, has served as a director of the Company since May 1993 and as Chairman of the Board of Directors of the Company since February 2000. Since November 1995, Mr. Wetmore has served as Managing Director of Updata Capital, Inc., an investment banking organization serving the technology industry. Mr. Wetmore is currently a director of Nationwide Investing Foundation, Plc., a registered investment company, Grange Mutual Insurance Companies, PMG Systems, Inc., BioNetrix, Inc. and Changepoint, Incorporated.

         William A. Hasler, age 59, has served as a director of the Company since February 1996. Since July 1998, Mr. Hasler has been the Co-Chief Executive Officer of Aphton Corporation, a bio-pharmaceutical company. From August 1991 to July 1998, Mr. Hasler was the Dean and Department Chair of the Walter A. Haas School of Business at the University of California, Berkeley. Mr. Hasler is currently a director of Solectron Corporation, Tenera Corporation, TCSI Corporation, Aphton Corporation, DiTech Corporation and Schwab Funds.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2003 ANNUAL MEETING

         Tania Amochaev, age 51, has served as President and CEO of QRS Corporation, a leading provider of supply chain management services to the retail industry, from 1992 to 1997. She currently serves as director of QRS Corporation and Symantec Corporation.

                              MANAGEMENT RECOMMENDS
                     A VOTE IN FAVOR OF THE NAMED NOMINEES.

BOARD COMMITTEES AND MEETINGS

         During the fiscal year ended December 31, 2000, the Board of Directors held seven meetings. The Board has an Audit Committee, a Compensation Committee and a Non-Officer Stock Option Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

         The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements, recommends to the Board the independent auditors to be retained, and receives and considers the independent auditors' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee, which is currently composed of two non-employee directors, Ms. Amochaev and Mr. Hasler, met five times during the fiscal year ended December 31, 2000. John M. Lillie resigned as Director and member of the Audit Committee effective October 31, 2000.

         The Compensation Committee makes recommendations concerning salaries and incentive compensation and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee, which is currently composed of two directors, Messrs. Alberding and Wetmore, met two times during the fiscal year ended December 31, 2000. Leonard Y. Liu resigned as Director and member of the Compensation Committee effective March 12, 2001.

         The Non-Officer Stock Option Committee is authorized to make stock option grants under the Company's 1994 Equity Incentive Plan and 1995 Non-Statutory Stock Option Plan for Non-Officers to employees who are not

                                       5.

officers. The Non-Officer Stock Option Committee, which is currently composed of one director, Mr. Richardson, acted twenty-two times during the fiscal year ended December 31, 2000.

         During the fiscal year ended December 31, 2000, each incumbent Board member attended at least 75% of the aggregate of the meetings of the Board, except for Ms. Amochaev who attended 71%, and each incumbent Board member attended at least 75% of the aggregate of the meetings of the committees on which he or she served which were held during the period for which he or she was a director or committee member, except for Ms. Amochaev who attended 20% of the Audit Committee meetings.

                                   PROPOSAL 2

            APPROVAL OF 1992 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

         In January 1992, the Company's Board of Directors (the "Board") adopted, and the stockholders subsequently approved, the Company's 1992 Employee Stock Purchase Plan (the "Purchase Plan"), authorizing the issuance of 150,000 shares of the Company's Common Stock. In January 1993, March 1995, February 1998 and February 1999, the Board adopted, and the stockholders subsequently approved, amendments to the Purchase Plan to increase the number of shares authorized for issuance thereunder to an aggregate of 350,000, 650,000, 950,000 and 1,500,000 shares respectively. At January 2, 2001, an aggregate of 1,298,085 shares had been issued under the Purchase Plan and only 202,019 shares remained available for the grant of future rights under the Purchase Plan.

         In February 2001, the Board adopted an amendment to the Purchase Plan, subject to stockholder approval, to increase the number of shares authorized for issuance under the Purchase Plan from 1,500,000 to 2,250,000, an increase of 750,000 shares. This amendment is intended to afford the Company greater flexibility in providing employees with stock incentives and ensure that the Company can continue to provide such incentives at levels determined appropriate by the Board. The Board anticipates that the increase will provide sufficient shares to satisfy the Company's needs over at least a two-year period. During the last fiscal year, no executive officer of the company purchased shares under the Purchase Plan.

         Stockholders are requested in this Proposal 2 to approve the Purchase Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Purchase Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.

         Copies of the amended Purchase Plan are not being submitted with this Proxy Statement but will be furnished to any stockholder upon written request made to the Secretary of the Company at the address shown on the first page of this Proxy Statement, or by telephoning the Assistant Secretary of the Company at (415) 243-2737.

              MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.


     The essential features of the Purchase Plan, as amended, are outlined below:

PURPOSE

         The purpose of the Purchase Plan is to provide a means by which employees of the Company (and any parent or subsidiary of the Company designated by the Board of Directors to participate in the Purchase Plan) may be given an opportunity to purchase Common Stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

         The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.

ADMINISTRATION

                                       6.

         The Purchase Plan is administered by the Board of Directors, which has the final power to construe and interpret the Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether any parent or subsidiary of the Company shall be eligible to participate in such plan. The Board has the power, which it has not exercised, to delegate administration of such plan to a committee of not less than two Board members (the "Committee"). The Board may abolish any such Committee at any time and revest in the Board the administration of the Purchase Plan.

STOCK SUBJECT TO PURCHASE PLAN

         Subject to approval of this proposal, 2,250,000 shares are reserved for issuance under the Purchase Plan. If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the Common Stock not purchased under such rights again becomes available for issuance under the Purchase Plan.

OFFERINGS

         The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board. Currently, each such offering has a 24-month duration. However, the Board has discretion to change the length of offerings under the Purchase Plan provided that no such offering has a duration exceeding 27 months. Prior to July 1, 1998, each such offering had a 12-month duration.

ELIGIBILITY

         Any person who customarily is employed at least 20 hours per week and five months per calendar year by the Company (or by any parent or subsidiary of the Company designated from time to time by the Board) on the first day of an offering period is eligible to participate in that offering under the Purchase Plan. The Board may impose a requirement for future offerings that an employee be in the continuous employ of the Company for a certain period (not to exceed two years preceding such offering) designated by the Board to be eligible to participate in the offering. Officers of the Company (and any parent or subsidiary of the Company designated by the Board of Directors to participate in the Purchase Plan) are eligible to participate in offerings under the Purchase Plan, however the Board may provide that certain employees of the Company who are "highly compensated" as defined in the Code are not eligible to be granted rights under an offering.

         Notwithstanding the foregoing, no employee is eligible for the grant of any rights under the Purchase Plan if, immediately after such grant, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options), nor will any employee be granted rights that would permit him or her to buy stock valued at more than $25,000 (determined based upon the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company in any calendar year. The number of shares of Common Stock that an eligible employee may purchase during the duration of such offering shall not exceed 15% of such employee's total earnings during the duration of the offering. At February 28, 2001, substantially all of the Company's 200 employees were eligible to participate in the Purchase Plan.

PARTICIPATION IN THE PLAN

         Eligible employees become participants in the Purchase Plan by delivering to the Company, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions of up to 15%, or such lesser percentage as approved by the Board, of such employees' total compensation during the purchase period.


PURCHASE PRICE

                                       7.

         The purchase price per share at which shares are sold in an offering under the Purchase Plan is the lower of (a) 85% of the fair market value of a share of Common Stock on the date of commencement of the offering, and (b) 85% of the fair market value of a share of Common Stock on the date of purchase.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

         The purchase price of the shares is accumulated by payroll deductions over the offering period. A participant may increase, reduce or commence payroll deductions after the beginning of any purchase period only as provided for in the offering. A participant may make additional payments into his or her account only if specifically provided for in the offering and only if the participant has not had the maximum amount withheld during the purchase period. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of the Company.

PURCHASE OF STOCK

         By executing an agreement to participate in the Purchase Plan, the employee is entitled to purchase shares under the Purchase Plan. In connection with offerings made under the Purchase Plan, the Board specifies a maximum number of shares any employee may be granted the right to purchase and the maximum aggregate number of shares, which may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number, the Board would make a pro rata allocation of shares available in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the purchase period at the applicable price. See "Withdrawal" below.

WITHDRAWAL

         While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable offering period, except as provided by the Board or the Committee in the offering.

         Upon any withdrawal from an offering by the employee, the Company will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of stock on the employee's behalf during such offering, and such employee's interest in the offering automatically will be terminated. The employee is not entitled to again participate in such offering. An employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the Purchase Plan.

TERMINATION OF EMPLOYMENT

    Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of stock on the employee's behalf during such offering.

                                       8.

RESTRICTIONS ON TRANSFER

         Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

ADJUSTMENT PROVISIONS

         If any change is made in the stock subject to the Purchase Plan, or subject to any rights granted under the Purchase Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Purchase Plan and outstanding rights will be appropriately adjusted in the class and maximum number of shares subject to the Purchase Plan and the class, number of shares and price per share of stock subject to outstanding rights.

EFFECT OF CERTAIN CORPORATE EVENTS

         In the event of a change of control (as described below), the surviving corporation either will assume the rights under the Purchase Plan or substitute similar rights, such rights will continue in full force and effect, or the participants' accumulated payroll deductions may be used to purchase Common Stock immediately prior to such event and the participants' rights under any ongoing offering are terminated. A "change of control" consists of: (a) the dissolution or liquidation of the Company; (b) a merger or consolidation of the Company in which the Company is not the surviving corporation; (c) a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock immediately preceding the merger are converted by virtue of the merger into other property; or (d) any other capital reorganization in which more than 50% of the Company's shares entitled to vote are exchanged.

DURATION, AMENDMENT AND TERMINATION

         The Board may suspend or terminate the Purchase Plan at any time. Unless terminated earlier, the plan will terminate in January 2002.

         The Board may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within 12 months of its adoption by the Board if such amendment requires stockholder approval in order for the Purchase Plan to obtain employee stock purchase plan treatment under
Section 423 of the Code or to comply with the requirements of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or with any Nasdaq or securities exchange listing requirements.

         Rights granted before amendment of the Purchase Plan will not be impaired by any amendment of such plan without consent of the person to whom such rights were granted, unless such amendment is necessary to ensure that the Purchase Plan or rights granted under the Purchase Plan will remain qualified under Section 423 of the Code. Rights granted before termination or suspension of the Purchase Plan will not be altered or impaired by any termination or suspension of such plan without consent of the person to whom such rights were granted, except as necessary to comply with any laws or governmental regulations.

FEDERAL INCOME TAX INFORMATION

         Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

         A participant will be taxed on amounts withheld for the purchase of shares as if such amounts actually were received. Other than this, no income will be taxable to a participant until disposition of the shares acquired, and the method of taxation will depend upon the holding period of the acquired shares.

         If the stock is sold or disposed of at least two years after the beginning of the offering period and at least one year after the stock is transferred to the participant, then the lesser of (a) the excess of the fair market value of


                                       9.

the stock at the time of such disposition over the exercise price or (b) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as capital gain or loss. Such capital gains are generally subject to lower tax rates than ordinary income.

         If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition, and the Company may, in the future, be required to withhold income taxes relating to such ordinary income from other payments made to the participant. The balance of any gain or loss will be treated as capital gain or loss. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date.

         There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant by reason of a disposition before the expiration of the holding periods described above (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of tax reporting obligations).

         The foregoing discussion is intended to be a general summary only of the federal income tax aspects of rights granted under the Purchase Plan; tax consequences may vary depending on the particular circumstances at hand. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable. Participants in the Purchase Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.


                                   PROPOSAL 3

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has selected Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 2001 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited the Company's financial statements since 1988. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to questions.

         Stockholder ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

         The fees paid to Deloitte & Touche LLP during the fiscal year ended December 31, 2000 are as follows:

                                      10.

AUDIT FEES

         The aggregate fees billed by Deloitte & Touche LLP for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were approximately $220,000.


FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         Deloitte & Touche LLP did not render any professional services to the Company of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X during the fiscal year ended December 31, 2000.


ALL OTHER FEES

                  The aggregate fees billed by Deloitte & Touche LLP for services rendered to the Company, other than the services described above under the captions "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 31, 2000 were $0.


              MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.


                                      11.

                             ADDITIONAL INFORMATION

MANAGEMENT

         Officers are appointed annually by the Board and serve at the discretion of the Board. Set forth below is information regarding executive officers of the Company as of March 31, 2001.


             NAME                 AGE                              POSITION
David C. Wetmore                   52     Chairman of the Board of Directors
Frank M. Richardson                63     Chief Executive Officer
Paul A. Lord                       38     President
Stanley V. Vogler                  56     Senior Vice President, Chief Financial Officer


         Paul A. Lord has served as President of the Company since November 1999. From January 1999 to November 1999, Mr. Lord served as Senior Vice President of Marketing and Development of the Company. From April 1995 to December 1998, Mr. Lord served as Senior Vice President of the Company's Europe, Middle East, Australia and Africa operations.

         Stanley V. Vogler has served as Senior Vice President, Chief Financial Officer of the Company since February 2000. From 1980 to January 2000, Mr. Vogler was a partner with PricewaterhouseCoopers LLP, a global accounting firm.

                                      12.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the ownership of the Company's Common Stock as of February 28, 2001 by (i) all those known by the Company to be beneficial owners of more than five percent of its Common Stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table and (iv) all executive officers and directors of the Company as a group.

         The address for all executive officers and directors is c/o Walker Interactive Systems, Inc., 303 Second Street, Three North, San Francisco, California 94107.

                                                                                   BENEFICIAL OWNERSHIP (1)
                                                                            ---------------------------------
                                                                              NUMBER OF              PERCENT OF
                          BENEFICIAL OWNER                                      SHARES               TOTAL (%)
----------------------------------------------------------------            ----------------         ----------
  Fallen Angel Equity Fund, L.P. ...............................            1,620,570 (2)                10.9
       960 Holmdel Road
       Holmdel, NJ  07733

  Merrill Lynch & Co., Inc......................................            1,561,900 (3)                10.5
       800 Scudders Mill Road
       Plainsboro, NJ  08536

  MG Capital Management LLC.....................................            1,360,100 (4)                 8.6
       1725 Kearney St., No. 1
       San Francisco, CA  94133

  Dimensional Fund Advisor......................................              908,500 (5)                 6.1
       1299 Ocean Avenue, 11th Floor
       Santa Monica, CA  90401

  Jonathan Galen................................................              792,500 (6)                 5.3
       450 Park Avenue, 28th Floor
       New York, NY  10022

  Thomson Horstmann & Bryant Inc................................              774,000 (7)                 5.2
       Park 80 West Plaza On, Fifth Floor
       Saddle Brook, NJ  07663

  Paul A. Lord..................................................              190,000 (8, 9)              1.3
  Frank M. Richardson...........................................              187,500 (8)                 1.3
  Stanley V. Vogler.............................................               50,000 (8)                 *
  Richard C. Alberding..........................................               43,500 (8)                 *
  Tania Amochaev................................................               43,500 (8)                 *
  William A. Hasler.............................................               40,000 (8)                 *
  Leonard Y. Liu................................................            1,013,750 (8, 10)             6.8
  David C. Wetmore..............................................            1,725,570 (8, 11)            11.6
  All directors and executive officers as a group (8 persons)...            3,293,820 (8)                22.2

* Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power


                                      13.

         with respect to the shares indicated as beneficially owned. Applicable percentages are based on 14,847,135 shares outstanding on February 28, 2001, adjusted as required by rules promulgated by the SEC.

(2) Fallen Angel Equity Fund, L.P. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

(3) Consists of 1,411,900 shares held by Merrill Lynch Focus Value Fund, Inc. and 150,000 shares held by certain client accounts and/or other Merrill Lynch & Co., Inc. (on behalf of Merrill Lynch Investment Managers) ("MLIM.")) related funds. MLIM possesses shared voting power with respect to all 1,561,900 shares. Merrill Lynch Investment Managers, L.P. ("MLIM LP") and Fund Asset Management, L.P. d/b/a Fund Asset Management ("FAM") are investment advisors registered under
         Section 203 of the Investment Advisers Act of 1940 and are wholly owned subsidiaries of Merrill Lynch & Co. MLIM LP and FAM act as investment advisers for certain investment companies registered under Section 8 of the Investment Company Act of 1940, including Merrill Lynch Focus Value Fund, Inc. and other MLIM related funds, as well as for client accounts.

(4) Includes 1,269,900 shares beneficially owned by MG Capital Management, LLC, with respect to which MG Capital Management, LLC possesses shared voting power. MG Capital Management, LLC is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

(5) Dimensional Fund Advisor Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios.") In its role as investment advisor and investment manger, Dimensional possesses both voting and investment power over 908,500 shares of the Company's Common Stock as of December 31, 2000. The Portfolios own such securities and Dimensional disclaims beneficial ownership of such securities.

(6) Consists of 450,000 shares held by Pequod Investments, L.P., 250,000 shares held by Pequod International, Ltd., 42,500 shares held by third parties with respect to which Mr. Galen possesses shared investment power and 50,000 shares held by Mr. Galen. Mr. Galen possesses sole voting and investment power of all shares held by Pequod Investments, L.P. and Pequod International, Ltd.

(7) Includes 340,600 shares beneficially owned by Thomson Horstmann & Bryant Inc. to which Thomson Horstmann & Bryant Inc. does not possess voting power. Thomas Horstmann Bryant Inc. has sole investment power with respect to all 774,000 shares. Thomson Horstmann & Bryant Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

(8) Includes shares which certain directors and executive officers of the Company have the right to acquire within 60 days after the date of this table pursuant to outstanding options as follows: Paul A. Lord, 190,000 shares; Frank Richardson, 187,500 shares; Stanley Vogler, 50,000 shares; Richard C. Alberding, 37,500 shares; Tania Amochaev, 43,500 shares; William A. Hasler, 29,000 shares; Leonard Y. Liu, 743,750 shares; David C. Wetmore, 98,000 shares; and all directors and executive officers as a group, 1,379,250 shares.

(9) Does not include 1,100 shares held by Mr. Lord's spouse, as to which shares Mr. Lord disclaims beneficial ownership.

(10) Does not include 2,630 shares held by Mr. Liu's son, Jesse Liu, and 1,600 shares held by Mr. Liu's grandson, Brandon Liu, as to which shares Mr. Liu disclaims beneficial ownership. Mr. Liu resigned as a director effective March 12, 2001.

(11) Includes 1,620,570 shares held by Fallen Angel Equity Fund, L.P. Mr. Wetmore, a member of Fallen Angel Capital, LLC, the general partner of Fallen Angel Equity Fund, L.P., may be deemed to have shared investment power over the shares held by Fallen Angel Equity Fund, L.P. Mr. Wetmore disclaims beneficial interest in such shares, except to the extent of his interest in Fallen Angel Equity Fund, L.P.




             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


                                      14.

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by the SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2000, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                                      15.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

         Each non-employee director of the Company receives a quarterly retainer of $2,500 and a per meeting fee of $1,000 (plus $1,500 per year for serving as a committee chairman and $1,000 per year for serving as a committee member). In the fiscal year ended December 31, 2000, the total cash compensation earned by non-employee directors was $103,000. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

         Each non-employee director of the Company also receives stock option grants under the 1993 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Only non-employee directors of the Company or an affiliate of such directors (as defined in the Internal Revenue Code (the "Code")) are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Code.

         Option grants under the Directors' Plan are non-discretionary. Each newly elected member of the Company's Board of Directors who is not an employee of the Company is automatically granted under the Directors' Plan, without further action by the Company, the Board of Directors or the stockholders of the Company, an option to purchase 15,000 shares of the Common Stock of the Company. On January 2 of each year (or the next business day should such date be a legal holiday), each member of the Company's Board of Directors who is not an employee of the Company is automatically granted under the Directors' Plan, without further action by the Company, the Board of Directors or the stockholders of the Company, an option to purchase 6,000 shares of Common Stock of the Company. No other options may be granted at any time under the Directors' Plan. The exercise price of options granted under the Directors' Plan is 100% of the fair market value of the Common Stock subject to the option on the date of the option grant. Options granted under the Directors' Plan vest in four equal quarterly installments commencing on the date three months after the date of the option grant, provided that the option holder has, during the entire quarterly period prior to such vesting date, continuously served as a non-employee director. The term of options granted under the Directors' Plan is 10 years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, the vesting of each option will accelerate and the option will terminate if not exercised prior to the consummation of the transaction.

         On January 2, 2001, the Company granted options covering 6,000 shares to each of Messrs. Alberding, Hasler, Lillie, Liu and Ms. Amochaev and options covering 12,000 shares to Mr. Wetmore in his capacity as Chairman of the Board at an exercise price of $1.3438 per share under the Directors' Plan. The fair market value of such Common Stock on the date of such grant was $1.3438 per share (based on the closing sales price reported in the Nasdaq National Market for the date of grant).

                                      16.

COMPENSATION OF EXECUTIVE OFFICERS

                             SUMMARY OF COMPENSATION

         The following table shows for the fiscal years ended December 31, 2000, 1999 and 1998, compensation awarded, paid to, or earned by the Company's Chief Executive Officer, its other most highly compensated executive officers whose salary and bonus exceeded $100,000 at December 31, 2000 and one former executive officer who departed from the Company during fiscal year 2000 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                        ANNUAL                     COMPENSATION
                                                     COMPENSATION                     AWARDS
                                             -----------------------------         -----------
                                                                                    SECURITIES            ALL OTHER
                                                                                    UNDERLYING            COMPEN-
 NAME AND PRINCIPAL POSITION     YEAR        SALARY ($)          BONUS ($)         OPTIONS (#)            SATION ($)
 ---------------------------     ----        ----------          ---------         -----------         --------------
Frank M. Richardson (1)          2000          375,000            112,500                   --              1,821
   Chief Executive Officer       1999           93,750             28,125              750,000            200,303

Paul A. Lord (2)                 2000          250,385                 --               90,000                248
   President                     1999          220,000            153,816              170,000             85,168

Stanley V. Vogler (3)            2000          212,500             33,750              385,000             61,087
   Senior Vice President
   Chief Financial Officer

Bruce N. Dawson (4)              2000          198,606             41,063                   --             37,807
   Senior Vice President         1999           46,875             17,611              150,000                 51
   Worldwide Sales

----------

(1) Mr. Richardson joined the Company as Chief Executive Officer in October 1999. All other compensation consists of term life insurance premiums paid by the Company.

(2) Mr. Lord was appointed President of the Company in November 1999. All other compensation consists of term life insurance premiums paid by the Company.

(3) Mr. Vogler joined the Company as Senior Vice President, Chief Financial Officer in February 2000, and therefore his annual compensation does not reflect his full base salary. In October 2000, Mr. Vogler's full base salary was increased from $225,000 to $250,000. All other compensation consists of relocation expenses and term life insurance premiums paid by the Company.

(4) Mr. Dawson joined the Company in October 1999. Mr. Dawson resigned from his position as Senior Vice President Worldwide Sales in November 2000, and therefore his annual compensation does not reflect his full base salary of $225,000. All other compensation consists of accrued vacation and term life insurance premiums paid by the Company and a severance payment of $28,125 through December 31, 2000.

                               SEVERANCE PAYMENTS

         Leonard Y. Liu resigned in his capacity as the Company's President and Chief Executive Officer in September 1999 and as the Company's Chairman of the Board of Directors of the Company in February 2000. Through September 2000, Mr. Liu received severance payments of $281,250, pursuant to an agreement between the Company and Mr. Liu dated July 1999. The Company anticipates that no future severance payments will be paid to Mr. Liu.

                                      17.

                        STOCK OPTION GRANTS AND EXERCISES

         The Company grants options to its executive officers under its 1989 Stock Option Plan and its 1994 Equity Incentive Plan (collectively, the "Plans"). As of February 28, 2001, options to purchase a total of 1,659,632 shares were outstanding under the Plans and options to purchase 371,918 shares remained available for grant thereunder.

         The Company also may grant stock options to non-officer employees under its 1995 Nonstatutory Stock Option Plan for Non-Officer Employees (the "Nonstatutory Plan"). The Nonstatutory Plan authorizes the issuance of 3,600,000 shares of the Company's Common Stock. Only employees of the Company who hold positions below the level of officer (within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder) and are not subject to Section 16 of the Exchange Act are eligible to receive options under the Nonstatutory Plan. Options granted under the Nonstatutory Plan are not intended by the Company to qualify as incentive stock options under the Code. As of February 28, 2001, options to purchase a total of 2,695,928 shares were outstanding under the Nonstatutory Plan and options to purchase 533,794 shares remained available for grant thereunder.

         The following tables show for the fiscal year ended December 31, 2000, certain information regarding options granted to, exercised by and held at year-end by the Named Executive Officers:

                        OPTION GRANTS IN LAST FISCAL YEAR



                                                     INDIVIDUAL GRANTS                            POTENTIAL REALIZABLE
                                   % OF TOTAL                                                       VALUE AT ASSUMED
                                    NUMBER OF        OPTIONS                                      ANNUAL RATES OF STOCK
                                   SECURITIES       GRANTED TO                                   PRICE APPRECIATION FOR
                                   UNDERLYING       EMPLOYEES    EXERCISE OR                         OPTION TERM (4)
                                 OPTIONS GRANTED    IN FISCAL     BASE PRICE     EXPIRATION     ------------------------
             NAME                    (#) (1)         YEAR (2)     ($/SH) (3)       DATE            5% ($)        10% ($)
             ----                ---------------    ----------   -----------     ----------        ------        -------
Frank M. Richardson                  -----           -----           -----       -----            -----        -----

Paul A. Lord                         23,817 (5)       1.4%       $2.8130        8/3/10           42,134      106,776
                                     66,183 (5)       3.8%       $2.8130        8/3/10          117,083      296,711

Stanley V. Vogler                    43,832           2.5%       $9.1250        2/10/10         251,537      637,444
                                    156,168           9.0%       $9.1250        2/10/10         896,196    2,271,136
                                    100,000           5.7%       $3.1250        6/05/10         196,530      498,045
                                     85,000 (5)       4.9%       $3.0000        9/30/10         160,368      406,404

Bruce N. Dawson                        -----           -----           -----         -----          -----        -----

(1) Unless otherwise noted, options vest over a four-year period at the rate of 25% per year. The options will fully vest upon a change of control, as defined in the Plans, unless the acquiring company assumes the options or substitutes similar options.

(2) Based on options to purchase 1,742,000 shares of the Company's Common Stock granted in 2000.

(3)      All options were granted at the fair market value at the date of grant.

(4)      Reflects the value of the stock option on the date of grant assuming
         (i) for the 5% column, a 5% annual rate of appreciation in the Company's Common Stock over the ten-year term of the option and (ii) for the 10% column, a 10% annual rate of appreciation in the Company's Common Stock over the ten-year term of the option, in each case without any discounting to net present value and before income taxes associated with the exercise. Actual gains, if any, on stock option exercises depend on the future performance of the Company's Common Stock and the continued employment of the Named Executive Officer through the vesting period and exercise period. These amounts represent assumed rates of appreciation only, based on SEC rules, and may not necessarily be indicative of results obtained.

                                      18.

 (5) Options vest over a four-year period at the rate of 25% on the first anniversary of the vesting commencement date, and 1/16th of the original number of shares on each quarterly anniversary of the vesting commencement date thereafter. The options will fully vest upon a change of control, as defined in the Plans, unless the acquiring company assumes the options or substitutes similar options.

                                     FISCAL YEAR-END OPTION VALUES (1)

                                    NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS
            NAME                 UNEXERCISED OPTIONS AT FY-END (#) (2)                 AT FY-END ($) (3)
                                   EXERCISABLE          UNEXERCISABLE          EXERCISABLE          UNEXERCISABLE
Frank M. Richardson                   187,500              562,500                 --                        --
Paul A. Lord                          182,500              217,500                 --                        --
Stanley V. Vogler                          --              385,000                 --                        --
Bruce N. Dawson                        37,500                  --                  --                        --

----------

(1) No Named Executive Officers exercised any stock options during the fiscal year ended December 31, 2000.

(2) Includes both "in-the-money" and "out-of-the-money" options. "In-the-money" options are options with exercise prices below the market price of the Company's Common Stock at December 31, 2000.

(3) Fair market value of the Company's Common Stock at December 31, 2000 ($1.3438) minus the exercise price of the options

                                      19.

                              EMPLOYMENT AGREEMENTS

         Effective September 1999, the Company entered into an Executive Employment Agreement with Mr. Richardson, which provides that Mr. Richardson will (a) receive an initial base salary of $375,000, subject to adjustment as determined by the Board of Directors, (b) be eligible for an incentive bonus with a target of 60% of base salary for on-plan performance and a first year minimum of 30% of base salary, subject to changes in future years as the Board of Directors determine, (c) receive a signing, temporary living and relocation bonus of $200,000 and (d) be granted options to purchase an aggregate of 750,000 shares of Common Stock. The agreement also provides that if Mr. Richardson's employment is terminated by the Company without cause, he will be entitled to receive: (a) a severance payment equal to base salary for 12 months and target bonus for that year; (b) certain Consolidated Omnibus Budget Reconciliation Act ("COBRA") benefits; (c) accelerated vesting of options that would have vested during the period ending 12 months after the date of such termination and (d) a 12-month period to exercise his options. In addition, upon certain change of control or similar events, Mr. Richardson will receive: (a) continued payment of base salary for 12 months; (b) certain COBRA benefits; (c) accelerated vesting of all options and (d) a 12-month period after termination for any reason to exercise his options.

         Effective October 1999, the Company entered into an Executive Severance Benefits Agreement with Mr. Dawson and effective December 1999, the Company entered into an Executive Severance Benefits Agreement with Mr. Lord. These agreements provide that following certain change of control events, if the executive's employment is terminated without cause or constructively terminated, such executive will be entitled to receive: (a) a severance payment equal to 12 months of base salary plus bonus; (b) accelerated vesting of all options; (c) certain COBRA benefits and (d) accrued vacation pay. In addition, if the executive's employment is terminated by the Company without cause, such executive will be entitled to receive: (a) a severance payment equal to 12 months of base salary; (b) except with respect to certain specified option grants, accelerated vesting of options that would have vested during the period ending 12 months after the date of termination; (c) a 12-month period to exercise his options; (d) certain COBRA benefits and (e) accrued vacation pay.

         Effective February 2000, the Company entered into an Executive Employment Agreement with Mr. Vogler, which provides that Mr. Vogler will (a) receive an initial base salary of $225,000, subject to adjustment as determined by the Board of Directors, (b) be eligible for an incentive bonus with a target of 55% of base salary for on-plan performance and a first year minimum of 22.5% of base salary, subject to changes in future years as the Board of Directors determine, (c) receive a signing, temporary living and relocation bonus of $60,000 and (d) be granted options to purchase an aggregate of 200,000 shares of Common Stock. The agreement also provides that if Mr. Vogler's employment is terminated by the Company without cause, he will be entitled to receive: (a) a severance payment equal to base salary for 12 months and target bonus for that year; (b) certain COBRA benefits; (c) accelerated vesting of all options that would have vested during the period ending 12 months after the date of such termination and (d) a 12-month period to exercise his options. In addition, upon certain change of control or similar events, Mr. Vogler will receive: (a) continued payment of base salary for 12 months; (b) certain COBRA benefits; (c) accelerated vesting of all options and (d) a 12-month period after termination for any reason to exercise his options. In October 2000, Mr. Vogler's full base salary was increased from $225,000 to $250,000.


                                      20.

                   REPORT OF THE COMPENSATION COMMITTEE OF THE
                BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(1)

         The Compensation Committee of the Board of Directors (the "Committee") is composed of the non-employee directors identified at the end of this report. None of these non-employee directors has any interlocking or other type of relationship that would call into question his independence as a committee member. The Committee is responsible for setting and administering the policies, which govern annual performance, and determines the compensation of the Chief Executive Officer ("CEO") and other executive officers of the Company.

COMPENSATION PHILOSOPHY

         The objectives of the Company's executive compensation policies are to attract, retain and reward executive officers who contribute to the Company's success, to align the financial interests of executive officers with the performance of the Company, to ensure a direct relationship between executive pay and shareholder value, to motivate executive officers to achieve the Company's business objectives and to reward individual performance. During fiscal year 1999, the Company used base salary, annual incentives and long-term incentives under the Plans to achieve these objectives. In carrying out these objectives, the Committee considers the following:

o THE LEVEL OF COMPENSATION PAID TO EXECUTIVE OFFICERS IN POSITIONS IN COMPARABLE COMPANIES SIMILARLY SITUATED IN SIZE, PRODUCTS AND INDUSTRY. To ensure that pay is competitive, the Committee, from time to time, compares the Company's executive compensation packages with those offered by other companies in the same or similar industries or with other similar attributes. Compensation surveys used by the Company typically include public and private companies comparable in size, products or industry to the Company.

o THE INDIVIDUAL PERFORMANCE OF EACH EXECUTIVE OFFICER. Individual performance includes meeting individual performance objectives, demonstration of job knowledge, skills, teamwork and acceptance of the Company's core values.

o CORPORATE PERFORMANCE. Corporate performance is evaluated by factors such as performance relative to competitors, performance relative to business conditions and progress in meeting the Company's objectives and goals as typically reflected in the annual operating plan.

o THE RESPONSIBILITY AND AUTHORITY OF EACH POSITION RELATIVE TO OTHER POSITIONS WITHIN THE COMPANY.

         The Committee does not quantitatively weight these factors but considers all of these factors as a whole in establishing executive compensation. The application given each of these factors in establishing the components of executive compensation is as follows.

BASE SALARY

         Base salaries are established for each executive officer at levels that are intended to be competitive with salaries for their skills at other software and computer industry companies of similar size and products. The Company seeks to pay salaries to executive officers that are commensurate with their qualifications, duties and responsibilities and that are competitive in the marketplace. In conducting periodic compensation reviews, the Committee considers each individual executive officer's achievements in meeting Company financial and business objectives during the prior fiscal year, as well as the executive officer's performance of individual responsibilities and the Company's financial position and overall performance. The Committee periodically considers the low,


--------

(1) This section is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

                                      21.

midpoint and upper ranges of base salaries published by compensation surveys through research in establishing base salaries for each executive officer.

ANNUAL INCENTIVE

         Annual bonus incentives for executives are intended to reflect the Company's belief that management's contribution to stockholder returns comes from achieving operating results that maximize the Company's earnings and cash flow over a multi-year time horizon. The Company believes that the achievement of its performance objectives depends on (a) its ability to deliver outstanding products and services to its customers, (b) its success in establishing and maintaining a position of strength in its chosen markets, and (c) its short- and long-term profitability, as well as the quality of that profitability. For purposes of annual incentive compensation, progress toward these performance objectives is measured against the results anticipated in the Company's annual operating plan, which is approved by the Board of Directors.

         The 2000 incentive compensation for executive officers other than the CEO was based in part on the achievement of total Company results consistent with the Company's 2000 operating plan, as well as achievement of other objectives in the 2000 operating plan specific to such officers' individual areas of management responsibility.

         The Company believes that this incentive compensation structure closely links the incentives paid to its executives with the results necessary to create long-term value for stockholders.

LONG-TERM INCENTIVE

         The Compensation Committee also endorses the position that stock ownership by management is beneficial in aligning management and stockholder interests in enhancing stockholder value. In that regard, stock options also are used to retain executives and motivate results to improve long-term stock market performance. Stock options are granted at the prevailing market value and will have value only if the Company's stock price increases. As part of its periodic review of compensation, the Compensation Committee reviews the stock option holdings of the Company's officers and senior executives, and recommends additional stock option grants as appropriate.

         The Compensation Committee determines the number of options to be granted to executive management based on (a) competitive practice within the comparison group used in determining base salary, (b) historical performance of the executive and (c) the amount of prior grants held by the executives, as well as the number of vested versus unvested options. When using comparative data, the Company targets its option grants in the mid to high range of comparable companies.

         Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1.0 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1.0 million may be deducted if it is "performance-based compensation" within the meaning of the Code. Stock options granted under the Company's 1994 Equity Incentive Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant are considered to be "performance-based compensation."

CEO COMPENSATION

         In November 1999, Mr. Richardson was elected as Chief Executive Officer of the Company. Mr. Richardson's base salary, annual incentives and long-term incentives were also determined in accordance with the criteria described in the "Base Salary," "Annual Incentive" and "Long-Term Incentive" sections of this report. Mr. Richardson's base salary in 2000 was $375,000; see "Summary Compensation Table." This amount, together with a potential annual incentive tied to the achievement of 2000 revenue and net income targets, was estimated to provide an annual cash compensation level that would be competitive with the mid to high range of compensation paid by comparable software companies. Based on the Company's operating performance in 2000, Mr. Richardson was paid his guaranteed incentive bonus of $112,500. The Board will determine subsequent changes to Mr. Richardson's base salary rate and incentive bonus plan.

                                      22.

CONCLUSION

         Through the plans described above, a significant portion of the Company's executive compensation programs is contingent on Company performance and realization of benefits closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation for a particular time period.



                                                  COMPENSATION COMMITTEE


                                                  RICHARD C. ALBERDING, CHAIRMAN
                                                  DAVID C. WETMORE

                                      23.

                      PERFORMANCE MEASUREMENT COMPARISON(1)

         Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock, based on its market price, with the cumulative total return of companies on Standard & Poor's 500 Index (the "S&P 500") and the Nasdaq Computer and Data Processing Stocks Index, assuming reinvestment of dividends, for the period beginning December 31, 1995 through the Company's fiscal year ended December 31, 2000. This graph assumes that the value of the investment in the Company's Common Stock and each of the comparison groups was $100 on December 31, 1995.

                            COMPARISON ON CUMULATIVE

                           TOTAL RETURN ON INVESTMENT

                               [PERFORMANCE GRAPH]



 -----------------------------------------------------------------------------------
            12/29/1995  12/31/1996  12/31/1997  12/31/1998   12/31/1999  12/29/2000
 -----------------------------------------------------------------------------------
 NASDAQ            100    123.0362    150.6928    212.5090     394.9215    237.6180
 Walker            100    182.3529    184.8739     90.7563      84.0336     18.0705
 S&P 500           100    123.1808    164.3590    212.0718     256.8413    233.9538
 -----------------------------------------------------------------------------------







---------------

(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.


                                      24.

                          REPORT OF THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTOR

         Each of the members of the Audit Committee is independent as such term is defined by Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards. The Audit Committee operates pursuant to a written charter adopted by the board of directors, a copy of which is attached to this proxy statement as Appendix A.

         The role of the Audit Committee is to oversee the Company's financial reporting process on behalf of the board of directors. Management has the primary responsibility for the Company's financial statements as well as the Company's financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of the Company's financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

         In this context, the Audit Committee has reviewed and discussed the Company's audited financial statements as of and for the year ended December 31, 2000 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from the Company.

         Based on the reports and discussions described above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

         Submitted on April 12, 2001 by the members of the Audit Committee of the Company's board of directors.


                                                              AUDIT COMMITTEE


                                                     William A. Hasler, Chairman
                                                     Tania Amochaev

                                      25.

                              CERTAIN TRANSACTIONS

         The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                             By Order of the Board of Directors,


                                             /s/Stanley V. Vogler
                                             -----------------------
                                             Stanley V. Vogler
                                             Senior Vice President
                                             Chief Financial Officer



April 12, 2001


                                      26.

                                                                      APPENDIX A

                             AUDIT COMMITTEE CHARTER


This Audit Committee Charter (Charter) has been adopted by the Board of Directors (the Board) of Walker Interactive Systems, Inc. (the Company). The Audit Committee of the Board (the Committee) shall review and reassess this charter annually and recommend any proposed changes to the Board for approval.

ROLE AND INDEPENDENCE: ORGANIZATION

The Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company. It may also have such other duties as may from time to time be assigned to it by the Board. The membership of the Committee shall consist of at least three directors, who are each free of any relationship that, in the opinion of the Board, may interfere with such member's individual exercise of independent judgment. Each Committee member shall also meet the independence and financial literacy requirements for serving on audit committees, and at least one member shall have accounting or related financial management expertise. All as set forth in the applicable rules of the NASDAQ. The Committee shall maintain free and open communication with the independent auditors, the internal auditors and Company management. In discharging its oversight role, the Committee is empowered to investigate any matter relating to the Company's accounting, auditing, internal control or financial reporting practices brought to its attention, with full access to all Company books, records, facilities and personnel. The Committee may retain outside counsel, auditors or other advisors.

One member of the Committee shall be appointed as chair. The chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, and making regular reports to the Board. The chair will also maintain regular liaison with the CEO, CFO, the lead independent audit partner and the director of internal audit.

The Committee shall meet at least four times a year, or more frequently as the Committee considers necessary. At least once each year the Committee shall have separate private meetings with the independent auditors, management and the internal auditors.

RESPONSIBILITIES

Although the Committee may wish to consider other duties from time to time, the general recurring activities of the Committee in carrying out its oversight role are described below. The Committee shall be responsible for:

o Recommending to the Board the independent auditors to be retained (or nominated for shareholder approval) to audit the financial statements of the Company. Such auditors are ultimately accountable to the Board and the Committee, as representatives of the shareholders.

o Evaluating, together with the Board and management, the performance of the independent auditors and, where appropriate, replacing such auditors.

o Obtaining annually from the independent auditors a formal written statement describing all relationships between the auditors and the Company, consistent with Independence Standards Board Standard Number 1. The Committee shall actively engage in a dialogue with the independent auditors and shall take, or recommend that the Board take, appropriate actions to oversee and satisfy itself as to the auditors' independence.

o Reviewing the audited financial statements and discussing them with management and the independent auditors. These discussions shall include the matters required to be discussed under Statement of Auditing


                                      27.

o Standards No. 61 and consideration of the quality of the Company's accounting principles as applied in its financial reporting, including a review of particularly sensitive accounting estimates, reserves and accruals judgmental areas, audit adjustments (whether or not recorded), and other such inquires as the Committee or the independent auditors shall deem appropriate. Based on such review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K.

o Issuing annually a report to be included in the Company's proxy statement as required by the rules of the Securities and Exchange Commission.

o Overseeing the relationship with the independent auditors, including discussing with the auditors the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditors full access to the Committee (and the Board) to report on any and all appropriate matters.

o Discussing with a representative of management and the independent auditors: (1) the interim financial information contained in the Company's Quarterly Report on Form 10-Q prior to it's filing. (2 the earnings announcement prior to its release (if practical). And (3) the results of the review of such information by the independent auditors. (These discussions may be held with the Committee as a whole or with the Committee chair in person or by telephone.)

o Overseeing internal audit activities, including discussing with management and the internal auditors the internal audit function's organization, objectively, responsibilities, plans, results, budget and staffing.

o Discussing with management, the internal auditors and the independent auditors the quality and adequacy of and compliance with the Company's internal controls.

o Discussing with management and/or the Company's general counsel any legal matters (including the status of pending litigation) that may have a material impact on the Company's financial statements, and any material reports or inquiries from regulatory or governmental agencies.

The Committee's job is one of oversight. Management is responsible for the preparation of the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Committee and the Board recognize that management (including the internal audit staff) and the independent auditors have more resources and time, and more detailed knowledge and information regarding the Company's accounting, auditing, internal control and financial reporting practices than the Committee does; accordingly the Committee's oversight role does not provide any expert or special assurance as to the financial statements and other financial information provided by the Company to its shareholders and others.

                                                                  SKU 1101-PS-01

                                     [LOGO]
                        WALKER INTERACTIVE SYSTEMS, INC.






          P                        DETACH HERE                      P
          R                                                         R
          O                           PROXY                         O
          X             WALKER INTERACTIVE SYSTEMS, INC.            X
          Y                                                         Y
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 17, 2001

         The undersigned hereby appoints David C. Wetmore and Stanley V. Vogler, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Walker Interactive Systems, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Walker Interactive Systems, Inc. to be held at the Company's headquarters, 303 Second Street, Three North, San Francisco, California on Thursday, May 17, 2001 at 2:00 p.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

         All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the Annual Meeting or any adjournment or postponement thereof, are hereby expressly revoked.

         UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, AND 3 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

---------------                                                  ---------------
 SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
---------------                                                  ---------------

                                     [LOGO]
                        WALKER INTERACTIVE SYSTEMS, INC.


April 12, 2001

Dear Stockholder:

You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Walker Interactive Systems, Inc., which will be held on Thursday, May 17, 2001 at 2:00 p.m. at Walker's headquarters, 303 Second Street, Three North, San Francisco, California 94107.

At the meeting, we will vote on the proposals described in the accompanying Notice and Proxy Statement and report to you on the operations of the Company. You will have the opportunity to ask questions about the business that may be of general interest to you and other stockholders.

Your vote is important regardless of how many shares you own and whether or not you plan to attend the Annual Meeting of Stockholders. Please take a few minutes now to review the proxy statement and to sign and date your proxy and return it in the postage-paid envelope provided.

                                             Sincerely yours,


                                             /s/ DAVID C. WETMORE
                                             --------------------------
                                             DAVID C. WETMORE
                                             Chairman of the Board
 ................................................................................
                                   DETACH HERE
       Please mark
  [X]  votes as in
       the example

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ITEMS (1), (2) OR (3) BELOW, THE PROXY WILL BE VOTED IN FAVOR OF (FOR) SUCH ITEM.

1.    To elect two (2) directors to hold office until the 2004
      Annual Meeting of Stockholders.
      NOMINEES:  Richard A. Alberding and Frank M. Richardson

      FOR       WITHHELD   ABSTAIN
      [ ]         [ ]        [ ]

[ ]
     ---------------------------------------------
        For all nominees except as noted above
2. To approve the Company's 1992 Employee Stock Purchase Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan from 1,500,000 to 2,250,000 shares, an increase of 750,000 shares.

      FOR      WITHHELD    ABSTAIN
      [ ]        [ ]         [ ]


3. To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ending December 31, 2001.

      FOR      WITHHELD    ABSTAIN
      [ ]        [ ]         [ ]


4. In their discretion, the Proxies are authorized to vote upon such other business as business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     [ ]

  PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE
  UNITED STATES.
  Please sign exactly as your name appears hereon. If the stock is registerred in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. Ifsigner is a corporation, please give full corporate name and have a duly authorized officer, sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.



Signature:               Date:         Signature:                 Date:
          ---------------     ---------          -----------------     ---------